EXHIBIT 10.1

EMPLOYMENT TERMINATION AGREEMENT

THIS EMPLOYMENT TERMINATION AGREEMENT, is entered into this 7th day of December, 2006, (this “Termination Agreement”) by and between The Centreville National Bank of Maryland (the “Bank”) and Shore Bancshares, Inc. (“SHBI”, and with the Bank, collectively, the “Companies”) and Daniel T. Cannon (the “Employee”).

WHEREAS, the Companies and Employee entered into a “Form of Employment Agreement”, dated November 30, 2000 (the “Employment Agreement”); and

WHEREAS, Employee has announced his intention to retire on or before the expiration of the current term of the Employment Agreement, i.e. November 30, 2010; and

WHEREAS, the Companies and Employee agree that it would be in their mutual best interests to terminate the employment relationship in a manner which provides for an orderly transition period recognizing that Employee, with more than 37 years of service, has been an integral part of the Bank; and

WHEREAS, the parties hereto desire by writing to set forth their agreement to terminate the employment relationship upon the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Resignation - Employee hereby resigns/retires effective January 1, 2007, as the Executive Vice President of SHBI, as a Director of SHBI, and as the President and Chief Executive Officer of the Bank. Employee will retain his position as a Director of the Bank and assist in the transition, as hereinafter provided, to ensure that his successor(s) are positioned to best serve the Companies. The parties acknowledge that such resignation/retirement is intended to constitute a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and any related regulations or other guidance promulgated with respect to Section 409A of the Code (and any successor section or regulations).

2.    Transition Services - Commencing on the execution day of this Termination Agreement, the parties will begin a transition period wherein a mutually agreed upon public announcement will be made regarding Employee’s resignation; provided, however, that the foregoing sentence shall not restrict the content or timing of any disclosure required by law. It is the intention of the parties to ensure that customer and employee relationships are transitioned smoothly to Employee’s successor(s).

Employee will provide up to a total of twenty (20) hours per month of administrative and/or operational support, for a period of five (5) months following the date of his resignation, as and if requested by Companies. Thereafter, and continuing until December

31, 2008, Employee will provide up to a total of ten (10) hours per month of administrative and/or operational support, as and if requested by Companies. Employee has purchased a home in Delaware. Accordingly, unless impractical, Employees support services may be provided via telephone, e-mail and/or in person, as Employee may elect.

3.    Employee Severance Benefits - Employee will receive severance benefits, as follows:

a.    Employee will receive his current salary and all employee benefits attributable to the positions held by him through December 31, 2006.

b.    Accounting from January 1, 2007 and ending on December 31, 2008, the Companies agree to pay Employee his current annual salary of $205,000, payable not less frequently than twice monthly, through the Bank’s normal payroll processing procedures, with all appropriate statutory withholding, including FICA (matched by Bank), to be reported as wages.

c.    Beginning January 1, 2007:

i.	Employee shall not be eligible to make additional salary deferrals in the Companies’ 401(k) Plan. Any matching funds due for the year ended December 31, 2006 will, however, be paid.

ii.
Employee shall not be eligible to participate in additional discretionary contributions made to the Companies’ Profit Sharing Plan. Any contributions made for the year ended December 31, 2006 will be paid on behalf of Employee as if he were still employed

iii.	Except for Cobra coverage available at Employee’s expense, employer paid health insurance benefits shall cease.

d.    Employee is 100% vested in, and shall be entitled to receive, all current benefits and balances in the Companies 401(k) Plan and Profit Sharing Plan.

e.    Notwithstanding any provision of this Agreement to the contrary, if the Employee is deemed to be a “key employee” (as defined in Section 416(i) of the Code (applied in accordance with Section 416 regulations and disregarding Section 416(i)(5) of the Code)) at any time during the 12-month period ending on December 31, 2006, no distribution of any severance benefits under Section 3(c) or any other benefit contemplated by this Agreement that constitutes non-qualified deferred compensation within the meaning of Section 409A of the Code may be made to the Employee on account of his separation from service prior to July 1, 2007 (i.e., the sixth month following separation from service) or, if earlier, the date of the Employee’s death. Any payments delayed pursuant to this paragraph will be accumulated and paid during July 2007 (i.e., the seventh month following the month in which the separation occurred).

4.    Employee Retirement and Death Benefits - Employee and/or his beneficiary will receive the benefits specified in the following:

a.    “Life Insurance Endorsement Method Split Dollar Plan Agreement”, dated April 1, 1997, by and between the Bank and Employee. This agreement governs distributions of Massachusetts Mutual Life Insurance Policy Number 6197329. The anticipated benefit is more particularly shown on the “Participant Plan Summary - Director” attached hereto as a part hereof marked “Exhibit A”.

b.    “Director Indexed Fee Continuation Plan Agreement”, dated June 23, 1998, by and between Bank and Employee. For purposes of interpreting this agreement, Employee shall be deemed to have taken an “Early Retirement” as defined by Subparagraph I D. The anticipated benefit is more particularly shown on the “Participant Plan Summary - Director” attached hereto as a part hereof marked “Exhibit A”.

c.    “Executive Supplement Retirement Plan Agreement”, dated January 1, 1999, by and between Bank and Employee, as amended by the “Amendment to the Executive Supplemental Retirement Plan Agreement dated January 1, 1999 and the Life Insurance Endorsement Method Split Dollar Agreement dated January 1, 1999.” For the purpose of interpreting these agreements, Employee’s service shall be deemed to have terminated pursuant to the provisions of Subparagraph III C of the amendment. The anticipated benefit is more particularly shown on the “Participant Plan Summary - Executive” attached hereto as a part hereof marked “Exhibit B”.

d.    “Life Insurance Endorsement Method Split Dollar Plan Agreement”, dated January 1, 1999, by and between the Bank and Employee, as amended by the “Amendment to the Executive Supplemental Retirement Plan Agreement dated January 1, 1999 and the Life Insurance Endorsement Method Split Dollar Agreement dated January 1, 1999.” This agreement governs distributions of Connecticut Mutual Life Insurance Company Policy Number 6,129,921. For the purpose of interpreting these agreements, the division of death benefits shall be governed by the provisions of Subparagraphs VI (A), (B) and (C) of the amendment. Bank shall continue to pay the premiums pursuant to Paragraph IV and Employee shall continue to be obligated for the taxable benefit pursuant to Paragraph V of the agreements. The anticipated benefit is more particularly shown on the “Participant Plan Summary - Executive” attached hereto as a part hereof marked “Exhibit B”.

e.    The parties hereby acknowledge that the agreements identified under Subparagraphs 4 b, c, and d above each provide that “… no sale, merger or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.”

f.    Companies acknowledge the validity and recognize the anticipated benefits of the agreements identified under Subparagraphs 4 a, b, c, and d above (the “Employee Retirement and Death Benefits”). The Companies shall not directly or indirectly take any action that would reduce or eliminate the Employee Retirement and Death Benefits.

5.    Non-Compete Provision - Employee shall not be a director, officer, or employee of, or consultant to, any federal or state financial institution operating in Queen Anne’s, Kent, Caroline, Talbot, Dorchester or Anne Arundel Counties in the State of Maryland, or Kent County, Delaware, other than the Companies or their subsidiaries or affiliates. Such non- compete covenant shall terminate and be of no further force and effect three (3) years from the date of this Agreement.

6.    Miscellaneous

a.    Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, trustees, guardians, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities.

b.    Entire Agreement. This Agreement (together with the other agreements referred to herein and the Exhibits attached hereto) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence and understandings between the parties hereto respecting the subject matter hereof.

c.    Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

d.    Amendments; Waiver. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of the parties; provided, however, that the Companies may amend this Agreement without the consent of the Employee as the Employer deems necessary or appropriate to ensure compliance with any law, rule, regulation or other regulatory pronouncement applicable to the Agreement, including, without limitation, Section 409A of the Code and any related regulations or other guidance promulgated with respect to Section 409A of the Code.

e.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

f.    Applicable Law. This Agreement was made in the State of Maryland and shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of Maryland.

g.    Further Assurances. The parties agree to execute, acknowledge, seal and deliver after the date hereof and without additional consideration such further assurances, instruments and documents and take such further actions, as the other party may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

h.    Facsimile Signatures. The parties acknowledge that photocopies of this Agreement which have been executed by the parties hereto or their respective agents shall be binding upon the parties as if such photocopies were originals regardless of whether such photocopies of the Agreement have been delivered by personal service, regular mail, facsimile transmission or otherwise. Upon request from any party hereto, all other parties agree to execute an original Agreement upon presentation thereof if such Agreement has previously been executed and delivered in photocopy form by personal delivery, facsimile transmission, regular mail or otherwise.

IN WITNESS WHEREOF, the parties set their hands and seals as of the date first above written.

ATTEST:	The Centreville National Bank of Maryland

/s/ Lloyd L. Beatty	/s/ Mark M. Freestate
Chairman

ATTEST:	Shore Bancshares, Inc.

/s/ Lloyd L. Beatty	/s/ Christopher F. Spurry
Chairman

ATTEST:	Shore Bancshares, Inc.

/s/ Lloyd L. Beatty	/s/ W. Moorhead Vermilye
Chief Executive Officer

“COMPANIES”

/s/ Jeffrey E. Thompson	/s/ Daniel T. Cannon
Daniel T. Cannon

“EMPLOYEE”